Exhibit 99.3

1601 Market Street

Philadelphia, PA 19103-2499

Independent Accountant’s Report

Bank One, Delaware, National Association

Deutsche Bank Trust Company Americas

We have examined the accompanying management’s assertion, that Bank One, Delaware, National Association (the “Servicer”), complied with the covenants and conditions set forth in Article III (Administrative and Servicing of Receivables) and Article IV (Rights of Certificateholders and Allocation and Application of Collections) and Section 8.08 of the CC Master Credit Card Trust II (formally the Chevy Chase Master Credit Card Trust II) Pooling and Servicing Agreement, dated as of June 1, 1995 (as amended), between the Servicer and Deutsche Bank Trust Company Americas (as Trustee for the various Certificateholders and Enhancement Providers of the CC Master Credit Card Trust II) and the applicable provisions of each Supplement, (collectively, the “Agreement”), as of September 30, 2003. Management is responsible for the Servicer’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Servicer’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Servicer’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Servicer’s compliance with specified requirements.

In performing this examination, we have assumed the accuracy of the reports prepared by the Servicer’s third party credit card processor and did not extend our assessment to the relevant aspects of the Servicer’s compliance that are the responsibility of the third party credit card processor. Accordingly, our assessment does not extend to these aspects of the Servicer’s compliance that are the responsibility of the third party credit card processor, and we do not express any form of assurance on those compliance aspects.

In our opinion, management’s assertion that the Servicer complied with the aforementioned requirements as of September 30, 2003 is fairly stated, in all material respects.

December 8, 2003

ASSERTION BY BANK ONE, DELAWARE, NATIONAL ASSOCIATION

The management of Bank One, Delaware, National Association (the “Servicer”) is responsible for complying with the covenants and conditions set forth in Article III (Administration and Servicing of Receivables), Article IV (Rights of Certificateholders and Allocation and Application of Collections) and Section 8.08 of the CC Master Credit Card Trust II (formerly the Chevy Chase Master Credit Card Trust II) Pooling and Servicing Agreement, dated as of June 1, 1995 (as amended), between the Servicer and Bankers Trust Company (as Trustee for the various Certificateholders and Enhancement Providers of CC Master Credit Card Trust II) ) and the applicable provisions of each Supplement, (collectively, the “Agreement”).

Management has performed an evaluation of the Servicer’s compliance with the Agreement and based on this evaluation management believes that the Servicer has complied with the covenants and conditions of the sections of the Agreement referred to above as of September 30, 2003.

In providing this assertion on compliance, we have assumed the accuracy of the reports prepared by the Servicer’s third party credit card processor and did not extend our assessment to the relevant aspects of the Servicer’s compliance that are the responsibility of the third party credit card processor. Accordingly, our assessment does not extend to these aspects of the Servicer’s compliance that are the responsibility of the third party credit card processor, and we do not express any form of assurance on these compliance aspects.

/s/ MICHAEL LOONEY

Michael Looney Executive Vice President - Operations

/s/ DAVID PENKROT	/s/ RANDY REDCAY

David Penkrot Controller	Randy Redcay First Vice President